                                                                      Exhibit 12

                          MARRIOTT INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          ($ in millions, except ratio)

                                                                         Twelve weeks ended
                                                                 ---------------------------------
                                                                  March 28, 2003   March 22, 2002
                                                                 ---------------- ----------------
Income from continuing operations before income taxes (1)        $      47        $    118
Loss related to equity method investees                                  1               6
                                                                 --------------   -------------
                                                                        48             124
Add/(deduct):
       Fixed charges                                                    42              44
       Interest capitalized                                             (5)            (13)
       Distributed income of equity method investees                     8               -
                                                                 --------------   -------------
Earnings available for fixed charges                             $      93        $    155
                                                                 ==============   =============
Fixed charges:
       Interest expensed and capitalized (2)                     $      31        $     32
       Estimate of interest within rent expense                         11              12
                                                                 --------------   -------------
Total fixed charges                                              $      42        $     44
                                                                 ==============   =============
Ratio of earnings to fixed charges                                     2.2             3.5

(1) Reflected in income from continuing operations before income taxes are losses from our Synthetic Fuel business of $59 million and $6 million in 2003 and 2002, respectively.

(2) "Interest expensed and capitalized" includes amortized premiums, discounts and capitalized expenses related to indebtedness.